THE FIRST NATIONAL BANK OF WEST CHESTER

                                       AND

                       THE FIRST WEST CHESTER CORPORATION

                      DIRECTORS DEFERRED COMPENSATION PLAN


                  THIS PLAN, effective the _____ day of December, 1994, by THE FIRST NATIONAL BANK OF WEST CHESTER (hereinafter referred to as "FNB") and THE FIRST WEST CHESTER CORPORATION (hereinafter referred to as "FWCC").

                                   BACKGROUND
                  The members of the Board of Directors of FNB as well as the members of the Board of Directors of FWCC have contributed substantially to FNB's and FWCC's success. FNB and FWCC desire for those directors to remain as directors. As partial incentive therefor, FNB and FWCC have adopted this Directors Deferred Compensation Plan (hereinafter referred to as the "Plan"), pursuant to which those members of the Board of Directors of FNB and FWCC who are offered the opportunity and elect to participate in the Plan will be able to defer a specified portion of their compensation otherwise payable during a ten
(10) year period, with such deferred compensation to be payable to them or their designated beneficiary(ies) at such time(s) and in such form(s) as provided under this Plan.

ARTICLE I

                                   DEFINITIONS

                  The following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

(a) "Beneficiary": The person, persons or entity designated by the Participant to receive any benefits payable under the Plan. Any Beneficiary designation by a Participant shall become effective only when received by the Plan Administrator, as provided in Article VII of this Plan.

(b) "Board": The Boards of Directors of FNB and FWCC.

(c) "Committee": The Compensation Committee of the Board.

(d) "FNB": The First National Bank of West Chester, its successor(s) and any entity(s) into which or with which FNB or FWCC may merge or consolidate or to which all or substantially all of its assets may be transferred.

(e) "FWCC": The First West Chester Corporation, its successors and any entity(s) into which or with which FWCC may merge or consolidate or to which all or substantially all of its assets may be transferred.

(f) "Deferral Benefit": The benefit calculated and payable in accordance with the provisions of Article VI of this Plan.

(g) "Deferral Election Agreement": The agreement filed by a Participant prior to the beginning of the Plan Year(s) in which compensation of the Participant is to be deferred pursuant to such agreement and this Plan. A Deferral Election Agreement may be amended, on a prospective basis only, by a subsequently filed Deferral Election Agreement as provided in Article III hereof.

(h) "Deferred Benefit Account"; The separate account maintained on the books of account of FNB or FWCC for each Participant pursuant to Article V of this Plan. More than one Deferred Benefit Account may be maintained for each Participant.

(i) "Determination Date": The last day of each calendar month, which is the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in Article V hereof.

(j) "Disability": The inability of a Participant, as determined by a physician selected by the Committee, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.

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(k) "Participant": Any member of the Board of Directors of FNB or any member of the Board of Directors of FWCC who is offered the opportunity and elects to participate in this Plan by filing a Deferral Election Agreement with the Plan Administrator as provided in Article III hereof.

(l) "Plan Administrator": The Compensation Committee of the Board of Directors will designate and appoint a senior executive officer of FNB to serve as Plan Administrator hereunder from time to time.

(m) "Plan Year": The twelve-month period commencing January 1 and ending the following December 31.

(n) "Projected Retirement Date": The earlier of (i) the first day of the month following the month in which the Participant attains the age of sixty-five(65) years, (ii) the first day of the month following the month in which the directorship of the Participant with FNB or FWCC terminates for any reason or
(iii) the first day of the first month following the month in which twenty-five
(25) years has elapsed from the date of the first deferral pursuant to the Participant's Deferral Election Agreement.

ARTICLE II

                                 ADMINISTRATION

Section 2.1 Plan Administrator; Committee; Duties. This Plan shall be administered by the Plan Administrator. Decisions of the Plan Administrator shall be reviewable by the Committee. The Committee also shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to decide or resolve any and all questions which may arise in connection with the Plan, including interpretations of the Plan.

Section 2.2 Binding Effect of-Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, application or interpretation of the Plan and any rules and regulations promulgated hereunder, including any decision or action in connection with any appeal filed with the Committee in accordance with the claims procedure set forth in Article VIII hereof, shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE III

                           PARTICIPATION AND DEFERRAL

Section 3.1 Participation. Participation in the Plan shall be limited to those members of the Board of Directors of FNB and members of the Board of Directors of FWCC who are offered the opportunity and elect to participate in the Plan by filing a Deferral Election Agreement with FNB or FWCC. The election to participate shall be effective on the first day following receipt by FNB or FWCC of a properly completed and executed Deferral Election Agreement.

Section 3.2 Deferral. Subject to the following Paragraphs of this Section 3.2, a Participant may elect to defer, with respect to every Plan Year for a period of ten (10) consecutive years less the number of Plan Years to which his prior Deferral Election Agreement(s) applied, a portion of his compensation, in multiples of One Thousand Dollars ($1,000.00) or percentages in increments of 25%.

(a) Minimum Deferral Amount. The amount deferred with respect to each Plan Year shall be One Thousand Dollars ($1,000.00), unless the Participant otherwise elects in a properly completed, executed and filed Deferral Election Agreement.

(b) Changes in. Deferral Amounts and Periods. From time to time, FNB and FWCC may increase or decrease the minimum amounts and impose maximum amounts subject to deferral set forth above, as well as the period for which the deferrals are effective, by giving reasonable written notice to the affected Participants. Such be effective for all Deferral Election Agreements filed thereafter.

(c) Due Date and Applicable Period for Deferral, Election Agreements. A Deferral Election Agreement must be filed with and received by the Plan Administrator on or before December 31 to be effective for the Plan Years commencing with the first Plan Year after such December 31. The deferral amount designated in each Deferral Election Agreement, shall apply to compensation paid in the ten (10) Plan Years immediately following the Plan Year in which the Deferral Election Agreement is received by the Plan Administrator, less the number of Plan Years to which the Participant's prior Deferral Election Agreement(s) applied.

(d) Irrevocability of Election; Exception. An election to defer compensation shall be irrevocable upon the filing of the Deferral Election Agreement; provided, however, that prior to December 31 of any year, a Participant who previously has filed a Deferral Election Agreement may file an amended Deferral Election Agreement with the. Plan Administrator which will replace the prior Deferral Election Agreement on a prospective basis only.

Section 3.3 Additional Deferrals. A Participant may, if offered the opportunity by FNB or FWCC, defer compensation in addition to that previously deferred under this Plan by filing an additional Deferral Election Agreement with the Plan Administrator prior to December 31 of any year. Any such additional deferral of compensation shall be subject to the terms, conditions and provisions of this Plan.

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ARTICLE IV

                              DEFERRED COMPENSATION

Section 4.1 Elective Deferred Compensation. The amount of directors fees that Participant elects to defer pursuant to his Deferral Election Agreement(s) shall be credited by FNB or FWCC to the Participant's Deferred Benefit Account at such times as the directors fees would have been paid if it had not been deferred. To the extent that FNB or FWCC is required to withhold any taxes or other items from the Participant's deferred compensation pursuant to any Federal, state or local law, such taxes or items shall be taken out of the portion of the Participant's compensation which is not deferred under this Plan.

Section 4.2 Vesting of Deferred Benefit Account. A Participant shall be one hundred percent (100%) vested in his Deferred Benefit Account.

ARTICLE V

                            DEFERRED BENEFIT ACCOUNT

Section 5.1 Amount of Deferred Benefit Account. As of each Determination Date, each Participant's Deferred Benefit Account shall have a beginning balance equal to the Participant's Deferred Benefit Account as of the immediately preceding Determination Date. The Deferred Benefit Account of each Participant then shall be increased by the amount of (i) any deferred compensation and (ii) any earnings on the Deferred Benefit Account and credited thereto pursuant to
Section 5.2 hereof, and reduced by the amount of all distribution, if any, made from such Deferred Benefit Account since the immediately preceding Determination Date.

Section 5.2 Earnings Credited on Deferred Benefit Account. As of the end of each calendar quarter (March 31, June 30, September 30, December 31), each Participant's Deferred Benefit Account shall be credited with earnings at a declared rate of interest equivalent to one fourth of the prime rate published in the Wall Street Journal on the last working day on or prior to the last day of the calendar quarter.

Section 5.3 No Trust or Trust Fund. A Participant's Deferred Benefit Account shall neither constitute nor be treated as a trust or trust fund of any nature whatsoever for any purpose whatsoever. It shall be used solely to determine the amount payable to the Participant or his Beneficiary(ies) pursuant to this Plan.

Section 5.4 Statement of Account. FNB and FWCC shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as FWCC deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Account as of the last day of the preceding Plan Year.

ARTICLE VI

                                    BENEFITS

Section 6.1 Retirement. Subject to the withholding provisions of Section 6.6 hereof, a Participant shall be entitled to receive a Deferral Benefit equal to the amount of his Deferred Benefit Account determined under Section 5.1 hereof. Subject to the provisions of Section 6.7 hereof regarding commencement of payments, such Deferral Benefit shall be payable as of the Participant's Projected Retirement Date, in the form determined under the provisions of
Section 6.4 hereof.

Section 6.2 Death. If a Participant dies after the commencement of payment of his Deferral Benefit, his Beneficiary(ies) shall receive the remaining (if any) installment payments of his Deferral Benefit. If a Participant dies prior to any payments of his Deferral Benefit, his Beneficiary(ies) shall receive a lump sum payment equal to the amount of his Deferred Benefit Account as of the Determination Date coincidental with or next following such death; provided, however, that the Committee, in its discretion, may decide to pay the amount of the Deferred Benefit Account (including earnings credited thereto) to the Beneficiary(ies) in equal annual installments for a period not in excess of ten
(10) years.

Section 6.3 Disability. In the event of the Disability of a Participant prior to his Projected Retirement Date, payments to him shall commence upon his attainment of his Projected Retirement Date, in the form specified in Section
6.4 hereof, unless he otherwise elects under this Section 6.3. Before payments commence pursuant to the preceding sentence, a Disabled Participant may elect subject to Committee approval to any cause shown, to accelerate commencement of the payments to any earlier date, but no sooner than sixty (60) days after the onset of Disability.

Section 6.4 Form of Benefit Payment. Upon the happening of an event described in
Section 6.1 or Section 6.3 hereof, FNB or FWCC shall pay the Deferral Benefit to the Participant or his Beneficiary(ies), in equal annual installments for a period of ten (10) or fifteen (15) years, which period shall be selected by the Participant in his Deferral Election Agreement. Such annual payment shall be a fixed amount which amortizes the Deferred Benefit Account balance in equal annual installments of principal and interest. For purposes of determining the amount of the annual payment, the rate of return shall be the prime rate charged by FNB redetermined annually on the Determination Date.

Section 6.5 Lump Sum Payment. Notwithstanding the provisions of Section 6.4 hereof, the Committee, in its sole and absolute discretion, may authorize that a lump sum payment be made at the time payments otherwise would commence under the Plan or at any time prior to the conclusion of annual installment payments with respect to the Deferred Benefit Account.

Section 6.6 Withholding; Payroll Taxes. FNB or FWCC shall withhold from payments made hereunder any taxes or other items required to be withheld pursuant to any Federal, state or local law.

Section 6.7 Commencement of payments. Payments under this Plan shall begin within sixty (60) days after receipt by the Plan Administrator of notice of an event which entitles a Participant (or a Beneficiary(ies)) to payments under this Plan, or at such earlier date as may be determined by the Committee.
ARTICLE VII

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                             BENEFICIARY DESIGNATION

Section 7.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment(s) under the Plan shall be made in the event of the Participant's death prior to complete distribution to him of the benefits due to him under the Plan. Any such Beneficiary designation shall be made on a form provided by FNB or FWCC and shall be effective only upon receipt by the Plan Administrator.

Section 7.2 Amendments. Any Beneficiary designation may be changed by a Participant by filing a change of Beneficiary designation with the Plan Administrator on a form prescribed by FNB or FWCC. It shall be effective only upon receipt by the Plan Administrator. The filing of a change of Beneficiary designation form will cancel all Beneficiary designations previously filed.

Section 7.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary(ies) as provided above, or if all of the designated Beneficiaries predecease the Participant or die before all payments are made to them, then any amounts otherwise payable to the Participant's Beneficiary(ies) shall be paid to the Participant's surviving spouse, if any, and otherwise, to the Participant's estate.

Section 7.4 Effect of Payment. Payment to the designated Beneficiary(ies) shall completely discharge FNB's and FWCC's obligations under this Plan.

ARTICLE VIII

                                CLAIMS PROCEDURE

                  If a Participant, Beneficiary or other person entitled to receive payments under this Plan is dissatisfied with any decision or other action of the Plan Administrator or the Committee with respect to the Plan, including the payment of benefits hereunder, he or she may file a claim with the Committee, in writing, within ninety (90) days after the occurrence of such decision or other action.

                  A decision as to the validity of a claim ordinarily will be made by the Committee within twenty (20) business days after the date the claim is received by the Committee. Occasionally, however, certain questions may prevent the Committee rendering a decision on the validity of the claim within the twenty (20) business day period. If this occurs, the claimant will be notified by the Committee, in writing, of the reason(s) for the delay, as well as the anticipated length of the delay. If further information or other material is required, the claimant will be so informed.

                  If a claim is wholly or partially denied or disputed, the Committee shall, within a reasonable period of time after receipt of the claim, notify the claimant of such total or partial denial or dispute. Such notification shall list:

(a) The specific reason or reasons for the denial or dispute;

(b) Specific reference to the pertinent provisions of this Plan upon which the denial or dispute is based;

(c) A description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) An explanation of the Planes review procedure as set forth in this Agreement.

                  In any event the Committee will render its decision within ninety (90) days after the date it receives the claim.

ARTICLE IX

                        AMENDMENT AND TERMINATION OF PLAN

Section 9.1 Amendment. The Board may amend the Plan at any time from time to time, in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict the Deferred Benefit Account of any Participant as it exists at the time of such amendment.

Section 9.2 FNB's and FWCC's Right to Terminate. The Board may terminate the Plan at any time if, in its judgment, continuance of the Plan, the tax, accounting, or other effects thereof or potential payments thereunder would not be in the best interests of FNB and/or FWCC. Upon any such termination, (a) each Participant who is then receiving a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Committee (not to exceed ten (10) years), the then remaining balance of the amount in his Deferred Benefit Account and (b) each Participant who has not yet begun to receive a Deferral Benefit shall be paid in a lump sum, or over such period of time as determined by the Committee (not to exceed ten (10) years), the balance of the amount in his Deferred Benefit Account.

ARTICLE X

                                  MISCELLANEOUS

Section 10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of FNB and FWCC, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by FNB and FWCC ("Policies"). Such Policies and other assets of FNB and FWCC shall not be held under any trust or deemed to be so held for the benefit of Participants or their Beneficiaries or held in any way as collateral security or deemed to be so held for the performance of the obligations of FNB or FWCC under this Plan. Any and all of FWCC's assets and Policies shall be and remain at all times the general, unpledged and unrestricted assets of FNB and FWCC. FNB's and FWCC's obligations under the Plan shall be merely unfunded and unsecured promises of FNB and FWCC to pay money in the future.

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Section 10.2 Non-assignability; Non-attachability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. All such amounts prior to actual receipt and all rights thereto hereby are expressly declared to be unassignable and non-transferable. No amount payable hereunder, or any part thereof, shall, prior to actual payment, be subject to attachment, seizure or sequestration or the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

Section 10.3 Protective Provisions. A Participant will cooperate with FNB and FWCC by furnishing any and all information and taking all such action as may be requested by FNB or FWCC in order to facilitate the operation of this Plan and the payment of benefits hereunder, including but not limited to submitting to such physical examinations as FNB or FWCC may deem necessary.

Section 10.4 Applicable Laws and Regulations. This Plan is established and adopted under and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein. The obligations of FNB and FWCC under this Plan shall be subject to all applicable laws, rules and regulations and such approvals by governmental agencies as may be required or as FNB and FWCC may deem to be advisable.

Section 10.5 Merger, Consolidation, Sale of Business. FNB and FWCC shall not merge or consolidate with any other entity or permit its business activities to be taken over by any other entity unless such other entity expressly assumes all obligations and liabilities of FWCC set forth herein and as may have accrued pursuant hereto.

Section 10.6 Construction. Wherever the context so requires, masculine pronouns shall include the feminine and singular words shall include the plural.

Section 10.7 Headings. Title of the Articles and Sections of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.

Section 10.8 Binding Effect. This Plan shall be binding upon and inure to the benefit of FNB and FWCC, its successors and assigns and upon each Participant and his heirs, personal representatives, Beneficiaries and assigns.

                  IN WITNESS WHEREOF, FNB and FWCC, by their respective Boards of Directors, have established and adopted this Plan on the day and year first above written, as hereby certified by theirs Presidents or other duly authorized officers, and attested by their Secretaries or other duly authorized officers who have affixed their corporate seals hereto.


ATTEST:                                       THE FIRST WEST CHESTER CORPORATION



--------------------------------              By: ------------------------------

(Corporate Seal)


ATTEST:                                       THE FIRST NATIONAL BANK OF
                                              WEST CHESTER



--------------------------------              By: ------------------------------


(Corporate Seal)